                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                                       Form 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934
            Commission File Number: 333-18021 (no 1934 Act number)

                (Exact name of registrat as specified in its charter)
                    ARCADIA AUTOMOBILE RECEIVABLES TRUST, 1997-D
                               Telephone (612) 942-9880

                 (Address, including zip code, and telephone number,
          including area code, of registrant's principal executive offices)
            7825 Washington Avenue So., Minneapolis, Minnesota  55439-2435

               (Title of each class of securities covered by this Form) 5.8875% Class A-1 Money Market Automobile Receivables-Backed Notes 6.125% Class A-2 Money Market Automobile Receivable-Backed Notes 6.20% Class A-3 Money Market Automobile Receivable-Backed Notes 6.35% Class A-4 Money Market Automobile Receivable-Backed Notes

            (Titles of all other classes of securities for which a duty to file reports under Section 13(a) of 15(d) remains): None

                  Please place an X in the box(es) to designate the
              appropriate rule provision(s) relied upon to terminate or
                          suspend the duty to file reports:
              Rule 12g-4(a)(1)(i) [ ]        Rule 12h-3(b)(1)(ii)[ ]
              Rule 12g-4(a)(1)(ii)[ ]
              Rule 12g-4(a)(2)(i) [ ]        Rule 12-3(b)(2)(i)  [ ]
              Rule 12g-4(a)(2)(ii)[ ]        Rule 12-3(b)(2)(ii) [ ]
              Rule 12h-3(b)(1)(i) [ ]        Rule 15d-6          [X]

                  Approximate number of holders of record as of the
                      beginning of the registrant's fiscal year:
                                 Class A-1 Notes  7
                                                 ---
                                 Class A-2 Notes  8
                                                 ---
                                 Class A-3 Notes 32
                                                 ---
                                 Class A-4 Notes 10
                                                 ---

Pursuant to the requirements of the Securities Exchange Act of 1934 Registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                ARCADIA AUTOMOBILE RECEIVABLES TRUST, 1997-D

                                By ARCADIA FINANCIAL LTD., as Servicer with respect to Arcadia Automobile Receivables Trust, 1997-D


Dated:  April 23, 1998          /s/ John A. Witham
                                -----------------------------
                                John A. Witham
                                Executive Vice President
                                and Chief Financial Officer